EXHIBIT 5(B)

                          Investment Advisory Agreement
                          -----------------------------

                             (Tax-Exempt Portfolio)
                            (S&P 100 Plus Portfolio)
                             (Government Portfolio)
                        (Wisconsin Tax-Exempt Portfolio)
                            (Select Value Portfolio)


                             ASSIGNMENT AND CONSENT


     THIS ASSIGNMENT AND CONSENT ("Assignment") is made as of this 31st day of January, 1996 by and among PRINCIPAL PRESERVATION PORTFOLIOS, INC. ("Principal Preservation"), a Maryland corporation which is a series, open-end, management investment company registered under the Investment Company Act of 1940, B.C. ZIEGLER AND COMPANY ("B.C. Ziegler"), a registered investment adviser which presently serves as the investment adviser to Principal Preservation, and ZIEGLER ASSET MANAGEMENT, INC. ("ZAMI"), a registered investment adviser which presently serves as the sub-adviser of Principal Preservation.


                                    RECITALS

     WHEREAS, B.C. Ziegler and ZAMI are each wholly-owned subsidiaries of The Ziegler Companies, Inc.;

     WHEREAS, B.C. Ziegler presently serves as investment adviser to Principal Preservation's Tax-Exempt Portfolio, Insured Tax-Exempt Portfolio, Government Portfolio, S&P 100 Plus Portfolio, Balanced Portfolio, Wisconsin Tax-Exempt Portfolio and Select Value Portfolio pursuant to the terms of a May 1, 1989 Investment Advisory Agreement by and between Principal Preservation and B.C. Ziegler, and also presently serves as investment adviser to Principal Preservation's Dividend Achievers Portfolio pursuant to the terms of a December 15, 1986 Investment Advisory Agreement by and between Principal Preservation and B.C. Ziegler, (together "the Investment Advisory Agreements");

     WHEREAS, pursuant to the terms of a Sub-Advisory Agreement, dated May 1, 1992, by and among Principal Preservation, B.C. Ziegler and ZAMI (the "Sub-Advisory Agreement"), ZAMI presently serves as sub-adviser to Principal Preservation's Tax-Exempt Portfolio, Insured Tax-Exempt Portfolio, Government Portfolio, Dividend Achievers Portfolio, Balanced Portfolio and Wisconsin Tax-Exempt Portfolio;

     WHEREAS, in connection with a restructuring and realignment, The Ziegler Companies, Inc. desires to house all of its investment advisory services within ZAMI, and therefore desires to transfer and assign the Investment Advisory Agreements from B.C. Ziegler to ZAMI without otherwise affecting any of the terms and conditions pursuant to which, or the manner in which, investment advisory services presently are provided to Principal Preservation;

     WHEREAS, in order to effect this realignment, it is necessary for B.C. Ziegler to assign to ZAMI each of the Investment Advisory Agreements, and for ZAMI to agree to assume and perform all of B.C. Ziegler's duties and obligations under the Investment Advisory Agreement;

     WHEREAS, upon such assignment and assumption, the Sub-Advisory Agreement will become superfluous and of no utility, and therefore should be terminated;

     WHEREAS, all of the parties hereto agree and consent to the assignment of the Investment Advisory Agreements and to the related termination of the Sub-Advisory Agreement, subject to the terms and conditions of this Assignment;


                                    AGREEMENT


     NOW, THEREFORE, for and in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by all parties hereto, the parties hereto agree as follows:

     1. ASSIGNMENT OF INVESTMENT ADVISORY AGREEMENTS. Effective at the close of business on January 31, 1996, B.C. Ziegler hereby assigns, conveys, and transfers all of its rights, duties and obligations under the Investment Advisory Agreements, and ZAMI agrees to become bound by the terms and conditions of each of the Investment Advisory Agreements and to assume, discharge, perform and become liable for the performance of all of B.C. Ziegler's duties and obligations under such Investment Advisory Agreements. Principal Preservation hereby consents to such assignment and assumption. Accordingly, from and after the close of business on January 31, 1996, the Investment Advisory Agreements shall continue in full force and effect with all duties and obligations of B.C. Ziegler thereunder being deemed duties and obligations of ZAMI as though Principal Preservation had executed such Investment Advisory Agreements with ZAMI, and all rights of B.C. Ziegler under such Investment Advisory Agreements shall be deemed rights of ZAMI enforceable by ZAMI. In short, ZAMI shall become the principal investment adviser to each of Principal Preservation's Tax-Exempt, Insured Tax-Exempt, Government, S&P 100 Plus, Dividend Achievers, Balanced, Select Value and Wisconsin Tax-Exempt Portfolios under the terms of the Investment Advisory Agreements, and each and every reference to B.C. Ziegler in the Investment Advisory Agreements shall be deemed instead a reference to ZAMI.

     2. EFFECT OF ASSIGNMENTS. The parties acknowledge and intend that, because (among other factors) B.C. Ziegler and ZAMI are under the common control of The Ziegler Companies, Inc., this Assignment and Consent does not result in an "assignment" (as that term is defined in the Investment Company Act of 1940) of the Investment Advisory Agreements which would bring about their automatic termination.

     3. TERMINATION OF SUB-ADVISORY AGREEMENT. From and after the close of business on January 31, 1996, the parties hereto agree that the Sub-Advisory Agreement shall be terminated and of no further force and effect. Notwithstanding such termination, each party to the Sub-Advisory Agreement shall be responsible to the other parties thereto for performance of its obligations thereunder up to and through the effective time of such termination.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Assignment to be executed on its behalf by its duly authorized officer as of the date and year written above.

                                   PRINCIPAL PRESERVATION PORTFOLIOS, INC.


                                   By:  /s/ R. D. Ziegler
                                        --------------------------------------
                                        R. D. Ziegler, President

                                   B.C. ZIEGLER AND COMPANY

                                   By:  /s/ Peter D. Ziegler
                                        --------------------------------------
                                        Peter D. Ziegler, President

                                   ZIEGLER ASSET MANAGEMENT, INC.

                                   By:  /s/ Geoff Maclay
                                        --------------------------------------
                                        Geoff Maclay, President and CEO


                     PRINCIPAL PRESERVATION PORTFOLIOS, INC.

                          INVESTMENT ADVISORY AGREEMENT

     AGREEMENT made as of the 1st day of May, 1989, by and between PRINCIPAL PRESERVATION PORTFOLIOS, INC. (the "Fund"), a Maryland corporation, and B.C. ZIEGLER AND COMPANY (the "Advisor").

                              W I T N E S S E T H:

     In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

1.   IN GENERAL

     The Fund hereby appoints the Advisor to act as investment advisor with respect to each series of its common stock listed on Exhibit A attached hereto.
 Each series is referred to herein as a "Portfolio," and collectively as the "Portfolios." The Advisor agrees to provide professional investment management with respect to the investment of the assets of each Portfolio and to supervise and arrange the purchase and sale of securities held in the portfolio of each Portfolio and generally administer the affairs of the Fund. The advisor may engage, on behalf of the Fund or any Portfolio and with the required consent of the shareholders thereof, the services of a Sub-Advisor, subject to any limitations imposed by the Investment Company Act of 1940 (the "Act"). It is understood that the Fund may create one or more additional series of shares and that, if it does so, this Agreement may be amended to include additional series under the terms of this Agreement.

2.   DUTIES AND OBLIGATIONS OF THE ADVISOR WITH RESPECT TO MANAGEMENT OF THE
FUND

      (a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Directors of the Fund, the Advisor shall:

            (i)     Decide what securities shall be purchased or sold by each
               Portfolio and when; and

            (ii)    Arrange for the purchase and the sale of securities held in the portfolio of each Portfolio by placing purchase and sale orders for each Portfolio.

      (b) Any purchases or sales of portfolio securities on behalf of the Portfolios shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the Act and of any rules or regulations in force thereunder; (2) any other applicable provisions of law; (3) the provisions of the Articles of Incorporation and By-Laws of the Fund as amended from time to time; (4) any policies and determinations of the Board of Directors of the Fund; and (5) the fundamental policies of the Fund, as reflected in its registration statement under the Act, or as amended by the shareholders of the Fund.

      (c) The Advisor shall also administer the affairs of the Fund and, in connection therewith, shall be responsible for (i) maintaining the Fund's books and records, (other than financial or accounting books and records maintained by any accounting services agent and such records maintained by the Fund's custodian or transfer agent); (ii) overseeing the Fund's insurance relationships; (iii) preparing for the Fund (or assisting counsel and/or auditors in the preparation of) all required tax returns, proxy statements and reports to the Fund's shareholders and Directors and reports to and other filings with the Securities and Exchange Commission and any other governmental agency (the Fund agreeing to supply or cause to be supplied to the Advisor all necessary financial and other information in connection with the foregoing); (iv) preparing such applications and reports as may be necessary to register or maintain the Fund's registration and/or the registration of the shares of the Portfolios under the securities or "blue sky" laws of the various states selected by the Fund's Distributor (a Portfolio or Portfolios agreeing to pay all filing fees or other similar fees in connection therewith); (v) responding to all inquiries or other communications of shareholders, if any, which are directed to the Advisor, or if any such inquiry or communication is more properly to be responded to by the Fund's custodian, transfer agent or accounting services agent, overseeing their response thereto;
          (vi) overseeing all relationships between the Fund and its custodian(s), transfer agent(s) and accounting services agent(s), including the negotiation of agreements and the supervision of the performance of such agreements; and (vii) authorizing and directing any of the Advisor's directors, officers and employees who may be elected as Directors or officers of the Fund to serve in the capacities in which they are elected. All services to be furnished by the Advisor under this Agreement may be furnished through the medium of any such Directors, officers or employees of the Advisor.

      (d) The Advisor shall give the Fund the benefit of its best judgment and effort in rendering services hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties ("disabling conduct") hereunder on the part of the Advisor (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Advisor) the Advisor shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement related, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Fund shall indemnify the Advisor (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Advisor) from any liability arising from the Advisor's conduct under this Agreement to the extent permitted by the Fund's Articles of Incorporation, By-Laws and applicable law.

      (e) Nothing in this Agreement shall prevent the Advisor or any affiliated person (as defined in the Act) of the Advisor from acting as investment adviser or manager and/or principal underwriter for any other person, firm or corporation and shall not in any way limit or restrict the Advisor or any such affiliated person from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Advisor expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Fund under this Agreement.

      (f) It is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of the Fund's Registration Statement under the Act or the Securities Act of 1933 except for information supplied by the Advisor for inclusion therein.

3.   BROKER-DEALER RELATIONSHIPS

     In connection with its duties set forth in Section 2(a)(ii) of this Agreement to arrange for the purchase and the sale of securities held by each Portfolio by placing purchase and sale orders for the Portfolio, the Advisor and/or any Sub-Advisor shall select such broker-dealers ("brokers") as shall, in the Advisor's or Sub-Advisor's judgment, implement the policy of the Fund to achieve "best execution," i.e., prompt and efficient execution at the most
                          ----
favorable securities price. In making such selection, the Advisor and/or Sub-Advisor is authorized to consider the reliability, integrity and financial condition of the broker. The Advisor and/or Sub-Advisor is also authorized to consider whether the broker provides brokerage and/or research services to the Fund and/or other accounts of the Advisor or Sub-Advisor. The commissions paid to such brokers may be higher than another broker would have charged if a good faith determination is made by the Advisor and/or Sub-Advisor that the commission is reasonable in relation to the services provided, viewed in terms of either that particular transaction or the Advisor's or Sub-Advisor's overall responsibilities as to the accounts as to which it exercises investment discretion. The Advisor and/or Sub-Advisor shall use its judgment in determining that the amount of commissions paid are reasonable in relation to the value of brokerage and research services provided and need not place or attempt to place a specific dollar value on such services or on the portion of commission rates reflecting such services. To demonstrate that such determinations were in good faith, and to show the overall reasonableness of commissions paid, the Advisor and/or Sub-Advisor shall be prepared to show that commissions paid (i) were for purposes contemplated by this Agreement; (ii) provide lawful and appropriate assistance to the Advisor and/or Sub-Advisor in the performance of its decision-making responsibilities; and (iii) were within a reasonable range as compared to the rates charged by qualified brokers to other institutional investors as such rates may become known from available information. The Fund recognizes that, on any particular transaction, a higher than usual commission may be paid due to the difficulty of the transaction in question. The Advisor and/or Sub-Advisor is also authorized to consider sales of shares as a factor in the selection of brokers to execute brokerage and principal transactions, subject to the requirements of "best execution," as de-fined above.

4.   ALLOCATION OF EXPENSES

     The Advisor agrees that it will furnish the Fund, at the Advisor's expense, with all office space and facilities, and equipment and clerical personnel necessary for carrying out its duties under this Agreement. The Advisor will also pay all compensation of all Directors, officers and employees of the Fund who are affiliated persons of the Advisor. All costs and expenses not expressly assumed by the Advisor under this Agreement shall be paid by the Fund, including, but not limited to (i) interest and taxes; (ii) brokerage commissions; (iii) insurance premiums; (iv) compensation and expenses of its Directors other than those affiliated with the Advisor; (v) legal and audit expenses; (vi) fees and expenses of the Fund's custodian, shareholder servicing or transfer agent and accounting services agent; (vii) expenses incident to the issuance of its shares, including stock certificates and issuance of shares on the payment of, or reinvestment of, dividends; (viii) fees and expenses incident to the registration under Federal or state securities laws of the Fund or its shares; (ix) expenses of preparing, printing and mailing reports and notices, proxy material and prospectuses to shareholders of the Fund; (x) all other expenses incidental to holding meetings of the Fund's shareholders; (xi) dues or assessments of or contributions to the Investment Company Institute or any successor or other industry association; (xii) such non-recurring expenses as may arise, including litigation affecting the Fund and the legal obligations which the Fund may have to indemnify its officers and Directors with respect thereto; and (xiii) all expenses which the Fund or a Portfolio agrees to bear in any distribution agreement or in any plan adopted by the Fund and/or a Portfolio pursuant to Rule 12b-1 under the Act.

5.   COMPENSATION OF THE ADVISOR

      (a) The Trust agrees to pay the Advisor and the Advisor agrees to accept as full compensation for all services rendered by the Advisor as such, an annual management fee, payable monthly and computed on the value of the average daily net asset value of the Portfolio as shown on Exhibit A attached hereto.

      (b) In the event the expenses of a Portfolio (including the fees of the Advisor and amortization of organization expenses but excluding interest, taxes, brokerage commissions, extraordinary expenses and sales charges and distribution fees) for any fiscal year exceed the limits set by applicable regulations of state securities commissions, the Advisor will reduce its fee by the amount of such excess. Any such reductions are subject to readjustment during the year. The payment of the management fee at the end of any month will be reduced or postponed or, if necessary, a refund will be made to a Portfolio so that at no time will there be any accrued but unpaid liability under this expense limitation.

6.   DURATION AND TERMINATION

      (a) This Agreement shall go into effect as to each Portfolio on the date set forth on Exhibit A attached hereto and shall, unless terminated as hereinafter provided, continue in effect until May 1, 1991 and thereafter from year to year, but only so long as such continuance is specifically approved at least annually by: (i) the vote of a majority of the Directors who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval; and (ii) either by a vote of a majority of the Board of Directors or by the vote of the holders of a "majority" (as defined in the Act) of the outstanding voting securities of the Fund (or with respect to any Portfolio, by the vote of a majority of the outstanding shares of such Portfolio).

      (b) This Agreement may be terminated by the Advisor at any time without penalty upon giving the Fund sixty (60) days' written notice (which notice may be waived by the Fund) and may be terminated by the Fund at any time without penalty upon giving the Advisor sixty (60) days' written notice (which notice may be waived by the Advisor), provided that such termination by the Fund shall be directed or approved by the vote of a majority of all of its Directors in office at the time or by the vote of the holders of a majority (as defined in the Act) of the voting securities of the Fund, or with respect to any Portfolio by the vote of a majority of the outstanding shares of such Portfolio. This Agreement shall automatically terminate in the event of its assignment (as defined in the Act).

     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons and their seals to be hereunto affixed, all as of the day and year first above written.

                              PRINCIPAL PRESERVATION PORTFOLIOS, INC.

                                    /s/  R. D. Ziegler
                              By:
                                   ------------------------------------------
                                    R. D. Ziegler, President


                              B.C. ZIEGLER AND COMPANY

                                    /s/  P. D. Ziegler
                              By:
                                   ------------------------------------------
                                    P. D. Ziegler, President


                                EXHIBIT A TO THE

                     PRINCIPAL PRESERVATION PORTFOLIOS, INC.
                          INVESTMENT ADVISORY AGREEMENT

1.   TAX-EXEMPT PORTFOLIO.

      a.  Effective Date:  May 1, 1989

      b. Management Fee: The management fee for this Portfolio, calculated in accordance with paragraph 5 of the Principal Preservation Portfolios, Inc. Investment Advisory Agreement, shall be at an annual rate of 0.60 of 1% of the average daily net assets of the Portfolio up to $50 million, reducing to 0.50 of 1% for the next $200 million of average daily net assets, and 0.40 of 1% of average daily net assets in excess of $250 million.

2.   GOVERNMENT PORTFOLIO.

     a.   Effective Date:  May 1, 1989

      b. Management Fee: The management fee for this Portfolio, calculated in accordance with paragraph 5 of the Principal Preservation Portfolios, Inc. Investment Advisory Agreement, shall be at an annual rate of 0.60 of 1% of the average daily net assets of the Portfolio up to $50 million, reducing to 0.50 of 1% for the next $200 million of average daily net assets, and 0.40 of 1% of average daily net assets in excess of $250 million.

3.   S&P 100 PLUS PORTFOLIO.

      a.  Effective Date:  May 1, 1996.

      b. Management Fee: The management fee for this Portfolio, calculated in accordance with paragraph 5 of the Principal Preservation Portfolios, Inc. Investment Advisory Agreement, shall be at an annual rate of
          0.575 of 1% of average daily net assets of the Portfolio up to $20 million, 0.45 of 1% on the next $30 million, 0.40 of 1% on the next $50 million, 0.35 of 1% on the next $400 million and 0.30 of 1% on assets over $500 million.

4.   WISCONSIN TAX-EXEMPT PORTFOLIO.

     a.   Effective Date:  June 13, 1994

      b. Management Fee: The management fee for this Portfolio, calculated in accordance with paragraph 5 of the Principal Preservation Portfolios, Inc. Investment Advisory Agreement, shall be at an annual rate of 0.50 of 1% of the first $250 million of the average daily net assets of the Portfolio, and 0.40 of 1% on average daily net assets in excess of $250 million.

5.   SELECT VALUE PORTFOLIO.

      a.  Effective Date:  August 24, 1994

      b. Management Fee: The management fee for this Portfolio, calculated in accordance with paragraph 5 of the Principal Preservation Portfolios, Inc. Investment Advisory Agreement, shall be at an annual rate of 0.75 of 1% of the first $250 million of the average daily net assets of the Portfolio, and 0.65 of 1% on average daily net assets in excess of $250 million.